EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated March 2, 1998 which appears on page 29 of the 1997 Annual Report to Stockholders of AirTouch Communications, Inc., which is incorporated by reference in AirTouch Communications, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page X-1 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Propectus.


/s/ PRICE WATERHOUSE LLP

San Francisco, California
June 11, 1998